Exhibit 99.1

Dear Wells Timberland REIT Stockholder:

I am pleased to present you with your 2012 Wells Timberland REIT Annual Report, which contains important financial information about your investment in our company. As you may recall, Wells Timberland ended its public stock offering in December 2011, and therefore closed to new investors. As such, our strategic focus in 2012 was on the active management of our timber assets to maximize future value.

In December 2012, the Board of Directors announced an estimated per-share value of common stock of $6.56, as of September 30, 2012. This value was determined based on an independent valuation of our timberland holdings and our other assets, liabilities, and preferred stock. This estimated share value represents just one snapshot in time reflecting current economic and market conditions and will likely change over time as the portfolio continues to mature and timber prices fluctuate. It does not necessarily represent the amount you could receive if we liquidated our assets or listed our stock. It is important to keep in mind that our company, like timberland generally, is a long-term investment, and over the long term, we believe that timber and timberland values will improve as the overall economy improves.

I also want to reiterate our advisor's strong commitment to Wells Timberland. In January 2012, our advisor, Wells Timberland Management Organization, elected to forgo over $27 million in advisory fees and reimbursements. In addition, Wells Real Estate Funds, our advisor's parent company, continues to provide $37 million of low-cost capital to Wells Timberland in the form of preferred equity. This equity currently accrues dividends at a below-market annual rate of just 1%, and the Board of Directors has not authorized payment of these dividends in order to allow the capital to remain in the business. This is consistent with Wells Timberland's decision to retain capital by forgoing cash distributions to common stockholders.

Active Timberland Management for Long-Term Results

Strategic Harvest Deferral and Replanting

We continue to strategically manage our harvest volumes, including delaying harvest on our fee land in order to achieve optimal pricing and maximize the long-term value of the Mahrt Timberland. By delaying harvesting, our forest continues to mature, allowing our trees to grow from less-valuable pulpwood into sawtimber, which commands the highest value per ton. Sawtimber is an essential component in housing-related industries such as construction, flooring, and furniture. By increasing our sawtimber inventory, I believe Wells Timberland will be favorably positioned to benefit from a U.S. housing recovery. It is encouraging to note that housing starts, considered to be a leading indicator of the general U.S. economy, increased approximately 27% through November 2012 as compared with 2011, and I am hopeful for the prospects of a continued recovery in 2013 and beyond.

At year-end 2012, we owned interests in 288,800 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of Alabama and Georgia. We have approximately 10.1 million tons of merchantable timber, consisting of 59% pulpwood and 41% chip-n-saw and sawlogs. We harvested approximately 1.1 million tons of timber during the year and, in keeping with our sustainability forestry practices, we planted 1.3 million seedlings to replace the harvested timber. Although we have harvested more than 7.3 million tons over the past five years, our merchantable inventory has only decreased a modest 1.5 million tons since our 2007 acquisition of the Mahrt Timberland.

Strategic Acquisition

Wells Timberland purchased 30,000 acres of timberland in September 2012. Previously, we held long-term leasehold interests in the property, meaning that we owned the trees but not the land itself. With a leasehold interest, we have to harvest the trees prior to the expiration of the leasehold interest, regardless of market conditions or timber value. By acquiring the timberland, we now have the flexibility to strategically manage the harvest schedule, including planned delays in order to maximize value.

Operating Performance Summary and Outlook

Favorable Financing Activities

In September 2012, Wells Timberland borrowed $133 million to pay off the remaining principal balance of the original Mahrt loan and to partially fund the acquisition of 30,000 acres, as mentioned above. We executed this new credit agreement at a more favorable rate and also extended the term of the loan by more than three years through August 2018, which we believe demonstrates our lender's confidence in our long-term health. I am pleased with the continued improvement in our debt profile and reduction in borrowing cost. Specifically, our debt-to-net-assets ratio1 declined from approximately 47% to 45%, as of December 31, 2011 and 2012, respectively, despite our acquisition of an additional 30,000 acres of timberland. Over the same period, we also successfully reduced our weighted-average borrowing costs from 3.71% to 2.62%. This is significant as our improved capital structure helps provide Wells Timberland with the financial flexibility to execute its investment objectives.

Increased Revenues and Cash Flows from Operations

Revenues in 2012 increased to $44.2 million, up from $40.0 million in 2011, due to strategic dispositions of higher-and-better-use timberland. These dispositions, which captured favorable returns for less productive timber tracts, improved our net loss by 25% in 2012 as compared with 2011. We also reported a $6.8 million improvement in our net cash from operating activities, which was $11.4 million in 2012, as compared with $4.6 million in 2011. Overall, our improved 2012 financials are indicative of our disciplined operational and strategic management of our timberland holdings. Also, our improved cash flow from operations means that we continue to have the financial liquidity to meet ongoing operating requirements.

1 Defined as our total debt as a percentage of our total gross assets (minus intangibles) less total liabilities.

Market Outlook

Average timber prices in the South reflect a continued strong demand for pulpwood, with a healthy 12% and 27% price increase in pine and hardwood pulp prices, respectively. Chip-n-saw and hard- wood sawtimber prices increased approximately 11% and 3%, respectively, during 2012 as a result of improvements in the lumber and wood products markets. We expect pulpwood prices to remain steady in 2013, along with modest improvements in sawtimber and chip-n-saw prices.

Looking Ahead

We plan on updating the estimated per-share value of the Wells Timberland common stock on an annual basis. Although we cannot predict what the new estimated per-share value will be, our focus remains on actively managing our timberland assets. We believe that through strategic forest management practices we can increase the percentage of higher-value timber that your timberland contains, thereby favorably impacting long-term value for our stockholders.

Our Board of Directors will continue to assess market conditions to identify an appropriate exit strategy that will be in the best interest of our stockholders. We expect this “full-cycle” event to occur on or before August 2018.

In the meantime, you can rest assured that we will continue to manage the portfolio in a prudent and sustainable manner, recognizing that we serve as custodians of our land's natural resources. We do not take this commitment lightly. For the second consecutive year, Wells Timberland was recognized by the Georgia Department of Natural Resources as a Forestry for Wildlife Partner. Wells Timberland also continues to support the mission of the Sustainable Forestry Initiative, Inc. (SFI), a nonprofit organization dedicated to promoting sustainable forest management through industry-recognized forest certification standards. To this end, Wells Timberland has been SFI-certified since 2008.

On behalf of the management team and Board of Directors, thank you for allowing us to serve as stewards of your Wells Timberland investment.

Sincerely,

Leo F. Wells III
President and Chairman of the Board
Wells Timberland REIT, Inc.
.